Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Announces Delay in Relocation of Two Jackup Rigs to Middle East

Dallas, Texas, June 18, 2004 ... ENSCO International Incorporated (NYSE: ESV) announced today that the scheduled relocation of the ENSCO 93 and ENSCO 95 jackup rigs from the U.S. Gulf of Mexico to the Middle East has been delayed. This resulted from an inability to meet the contractual loading date for the transport vessel due to a delay in completion of a drilling contract for the ENSCO 93 and other operational considerations. The rigs were slated to undergo enhancement work in a Middle East shipyard upon arrival, and were not subject to drilling contract commitments.

ENSCO intends to proceed with rig relocations as soon as alternative transportation can be finalized. To mitigate the delay in availability for work in the Middle East, the Company will commence some of the enhancement work prior to departure.

As a result of these events, ENSCO expects to incur expenses associated with the transportation contract termination, assisting tugs, and ancillary activities relating to the delayed relocation of the rigs during the second quarter of 2004 of approximately $3 million to $4 million ($0.01 to $0.02 after tax per diluted share).

Statements contained in this press release that state Company or management intentions, hopes, beliefs, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to planned relocation and enhancement of rigs. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delays in the anticipated relocation of rigs, (ii) actual costs associated with the delayed and planned relocation of rigs, (iii) changes in plans regarding rig relocation, deployment and utilization, (iv) availability of rig transport vessels, (v) the ability to obtain contracts, (vi) force majeure events, and (vii) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the international petroleum industry.

Contact: Richard LeBlanc 214-397-3011